                                                                    EXHIBIT 4.1



                            VISION TWENTY-ONE, INC.


                             TOTAL AUTHORIZED ISSUE
                     50,000,000 SHARES PAR VALUE $.001 EACH

                                  COMMON STOCK





         THIS IS TO CERTIFY THAT _____________________________________ is the
owner of _______________________________________________ fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

         WITNESS, the seal of the Corporation and the signatures of its duly authorized officers.

         DATED:



______________________________  [CORPORATE SEAL] ______________________________
                     Secretary                                        President